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                                                                    Exhibit 10.6

                               IP PROMOTIONS, INC.
                               -------------------

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Ariana Hornsby

         Re:      ENGAGEMENT LETTER - REFERRAL PARTNER AGREEMENT
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Dear Ms. Hornsby.

         As you are aware, our company IP Promotions, Inc. is in the business of, among other things, providing streaming video email marketing and promotion services for various individuals and businesses. We are very excited about your interest in becoming an independent referral partner with us, and we would like to engage you in that capacity. Included below are the standard terms and conditions of the agreement ("Agreement") for your engagement as an independent referral partner for IP Promotions, Inc. specifying your responsibilities as well as your compensation:

         1. OUR RESPONSIBILITIES. Upon execution of this Agreement, we will provide you with training and instruction on our service offerings, which will include, among other things, training on the effectiveness and functionality of our video email services, suggested sales methods and techniques, target markets, price points, marketing and sales materials, and other operational, marketing, and sales procedures and techniques. We will also pay you for your participation in accordance with the terms of this Agreement.

         2. YOUR RESPONSIBILITIES. You will serve as an independent referral partner of IP Promotions, Inc., for the marketing and sales of video email packages. You agree to comply with all policies and procedures of IP Promotions, Inc. as provided from time to time.

         3. INDEPENDENT CONTRACTOR. You acknowledge that you will be engaged by IP Promotions as an independent contractor, and you will not be an employee, agent, partner, member, officer, joint venturer, or otherwise affiliated with IP Promotions. As an independent contractor, you will be responsible for determining the time, manner, and method of your efforts hereunder, provided that such actions conform with all applicable laws and IP Promotions policies. You also acknowledge that for all purposes, including without limitation the payment of all federal, state, and local income taxes, withholding taxes, payroll taxes, workers compensation, fringe benefits, retirement plans, and for all other purposes, that you will be treated as an independent contractor and that IP Promotions will not withhold any federal, payroll, state or local taxes from the compensation paid to you. Because you are an independent contractor and not an employee of IP Promotions, Inc., you bear sole responsibility for arranging


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                  for the payment of all federal, state and local income taxes and social security taxes due on any compensation paid to you under this Agreement. Any references to the term "partner" or "referral partner" made in this Agreement are intended merely to express the spirit of cooperation that exists between the parties, but in no way is intended, nor does it create any express or implied employee, agent, partner, member, officer, joint venturer, or other relationship or capacity with IP Promotions other than an independent contractor relationship.

         4. TERM OF THIS AGREEMENT. This Agreement shall continue in full and force and effect for a period of one year from the date of this Agreement, unless terminated earlier by either party for breach hereof. This Agreement may be renewed following expiration or termination of the Agreement by mutual written consent of the parties.

         5. NON-EXCLUSIVITY. Pursuant to the terms of this Agreement, you are granted the right to serve as a non-exclusive independent referral partner to market and promote IP Promotions to potential clients that you may know or have relationships with in the realm of music, business, politics, entertainment, non-profit organizations, and any other person or entity that may be interested in purchasing video email packages from IP Promotions (your "Contacts") during the term of this Agreement. You shall be entitled to commissions as set forth below for all sales of IP Promotions packages generated from your Contacts during said time period, provided that you remain in compliance with the terms and conditions of this Agreement.

         6. TRACKING AND REPORTING. In order to properly track and report sales of IP Promotions packages associated with your Contacts and to properly calculate sales commissions due to you, you must provide a report to IP Promotions on a weekly basis indicating your proposed Contacts. You acknowledge that you are a non-exclusive referral partner with IP Promotions, and as such there are other referral partners operating with IP Promotions under the same or similar agreements as this Agreement. In order to receive credit and commissions for sales of IP Promotions packages to your Contacts, you must provide to IP Promotions a written report stating, at a minimum: (1) the potential client you intend to solicit; (2) explain your relationship with that potential client; (3) explain why you believe you have a strong opportunity to sell that potential client an IP Promotions video email package; and (4) indicate the time frame within which you believe you can contact the potential client. Upon receiving such information, IP Promotions will promptly review the information and, if approved, register that potential client for you. Upon approval from IP Promotions of the potential client, IP Promotions will grant you the exclusive right for thirty (30) days from approval by IP Promotions to negotiate and attempt to close the sale with the potential client. The thirty (30) day negotiation period may be extended, in the sole discretion of IP Promotions, assuming that reasonable progress is being made towards the completion of negotiations with the potential client. You acknowledge that the reporting and approval requirements listed above are necessary to avoid overlap of client relationships between multiple referral partners and to ensure that you will not be trying to develop relationships with clients that already exist for IP Promotions.

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         7.       COMMISSIONS. For your efforts, we shall pay you thirty percent
                  (30%) of the margin of all IP Promotions' video email packages sold to your approved Contacts, provided that you remain in compliance with the terms and conditions of this Agreement. (Eg: If the sale price is $4000 and COGS is $1000, you would be paid a commission of $900.) These commissions will be released to you the day after final payment has been received in good delivery by the customer.

         8. TRAILERS. In addition to the revenue generated from the sales of new packages, IP Promotions also generates revenue whenever an end user views one of our videos. The amount paid to us by the customer is determined by the length of the video and by the number of views the video receives. You shall be paid a trailer of 30% of the margin on the fee we charge our customer. That margin is determined by subtracting our hosting cost from the gross hosting fee paid by our customer. You shall receive this trailer for as long as you are operating as a referral partner for IP Promotions, Inc. These trailers will be released to you within 5 days after payment has been received in good delivery by the company. Upon termination of this agreement by either party, you will no longer receive these trailers.

         9. BONUSES. After the final payment has been received for your fifth sale, you shall receive a bonus of $750.

         10. STOCK BONUSES. After final payment has been received for your tenth sale, you will begin to receive grants of the IP Promotions, Inc. common stock warrants. The first grant shall be in the amount of fifteen thousand warrants (15000). Future stock warrant grants will be negotiated between you and the company in the months to come based on your productivity.

         11. CONFIDENTIALITY/NONCOMPETE. During the term of this Agreement and for a period of three (3) years thereafter or the maximum period allowed by law, whichever is greater, the parties agree not to disclose the Confidential Material of the other party with any other party (except legal and/or financial counsel retained by either who are likewise bound by confidentiality restrictions) without the prior express written consent of the other party, unless such disclosure is required by law. Moreover, the parties agree to maintain and preserve the confidentiality of any and all proprietary information of the other party that is shared, discussed, provided, or otherwise becomes known during the negotiations or performance of services between the parties. The parties further agree that Confidential Material shall be used by the receiving party only in connection with analysis of and discussions concerning a proposed transaction and/or services to be performed between the parties or as otherwise directed in writing by the disclosing party, and that the receiving party shall not use Confidential Material in any other fashion, form, or manner for any other purpose, including without limitation any action which might be reasonably interpreted to be in competition with the disclosing party. For purposes of this Agreement, the term "Confidential Material" shall include, but is not limited to, all information, whether written or oral, and in any form (including without limitation engineering documents, research and development, manuals, reports, designs, drawings, plans, flowcharts, software (in source or object code), product demos, program listings, data file printouts, processes,


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                  product information, new product plans, sales and marketing plans and/or programs, pricing information, customer lists and/or other customer information, financial information and employee files or other employee information) relating to either party's business, technology, or other matters which is disclosed by such party either directly or indirectly to the other party during the negotiations and/or performance of services that are expressly labeled as "Confidential" or that should reasonably be interpreted as confidential. Confidential Material shall not include information received hereunder which is: (i) now or hereafter, through no unauthorized act or failure to act on recipients part, in the public domain; (ii) known to the recipient without an obligation of confidentiality at the time the recipient receives the same from the disclosing party, as evidenced by written records;
                  (iii) hereafter furnished to the recipient by a third party as a matter of right without restriction on disclosure; (iv) furnished to others by the disclosing party without restriction on disclosure; and (v) independently developed by the recipient without the use of the disclosing party's Confidential Material.

         12. GOVERNING LAW. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Georgia, without regards to its conflicts of laws principles. This Agreement constitutes the complete agreement and understanding between the parties and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be modified only by a writing, signed by both parties, which specifically identifies this Agreement by name and date.

Please indicate your acceptance with the terms and conditions as set forth herein by signing below. We are excited that you are going to be working with us as a referral partner, and we are looking forward to a very prosperous working relationship with you.

Best regards,


/S/ Stephen Patrick
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Stephen Patrick
President/CEO

                                    ACKNOWLEDGED AND AGREED TO:


                                    Signature: /s/ Ariana Hornsby

                                    Name:      Ariana Hornsby
                                    Address:   436 Collier Road N.W.
                                               Atlanta, CA 30309

                                    Date of Signing: 4/6/05


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